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Exhibit 5.2

Richards, Layton & Finger

A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax (302) 651-7701
 www.rlf.com

February 6, 2007

Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, CA 95089

  Re:
  Accuray Incorporated
  Registration Statement on Form S-1 (File No. 333-138622)

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Accuray Incorporated, a Delaware corporation (the "Company"), in connection with the sale by certain stockholders of the Company (the "Selling Stockholders") of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") in conjunction with the Company's initial public offering (the "IPO"). In this connection, you have requested our opinion as to a certain matter arising under the General Corporation Law of the State of Delaware (the "General Corporation Law").

        For the purpose of rendering our opinion as expressed herein, we have been furnished and have examined copies of the following documents:

        (i)    the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on February 5, 2007, as amended by the Certificate of Merger as filed with the Secretary of State on February 5, 2007;

        (ii)   the Bylaws of the Company;

        (iii)  the form of Underwriting Agreement by and among the Company, the Selling Stockholders and the Underwriters named therein;

        (iv)  the Merger Agreement, dated as of February 3, 2007 (the "Reincorporation Merger Agreement"), by and between the Company and Accuray Incorporated, a California corporation ("Old Accuray"), relating to the reincorporation merger of Old Accuray with and into the Company (the "Reincorporation Merger") and the Exchange Agreements, dated as of February 5, 2005 (collectively, the "Agreements"), by and between the Company and each Selling Stockholder, relating to the Reincorporation Merger.

        (v)   a certificate of an officer of the Company (including the resolutions of the Board of Directors of the Company and other exhibits thereto), dated the date hereof, as to certain matters; and

        (vi)  a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

        With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures of, the due execution and delivery of, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of, the officers and other persons and entities signing each of said documents as or on behalf of the parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies or forms; (iv) the due execution of all documents submitted to us in unexecuted form; and (v) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For purposes of this opinion, we have not reviewed any documents other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. Except as set forth herein, we have conducted no independent factual investigation of our own, but rather have relied solely upon the documents referenced herein, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

        In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed that: (i) at the time of entering into the Reincorporation Merger Agreement, Old Accuray was duly incorporated, validly existing and in good standing under the laws of the State of California; (ii) the Reincorporation Merger Agreement had been duly authorized, executed and delivered by each of Old Accuray and the Company, adopted by the requisite vote of the stockholders of Old Accuray under all applicable laws, and constituted a legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; and (iii) each Agreement had been duly authorized, executed and delivered by each Selling Stockholder party thereto and constitutes a legal, valid and binding obligation of the Company and each Selling Stockholder, enforceable against each such party in accordance with its terms.

        Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that, as of the date hereof, the issued and outstanding shares of Common Stock to be sold by the Selling Stockholders in conjunction with the IPO have been duly authorized for issuance by all necessary action of the Company and are validly issued, fully paid and non-assessable under the General Corporation Law.

        We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

        We understand that this opinion may be filed with the Securities and Exchange Commission in connection with the Company's registration of shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement on Form S-1 (the "Registration Statement"). We hereby expressly consent to such filing and the use of our name as counsel in such Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. Except as set forth in the two immediately preceding sentences, the foregoing opinion is rendered solely for your benefit (and for the benefit of persons entitled to rely on it pursuant to the applicable provisions of the federal securities laws) in connection with the matters addressed herein.

                      Very truly yours,

                      /s/                       RICHARDS, LAYTON & FINGER, P.A.

MJG/JMZ

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  Exhibit 5.2